77I. Terms of New or Amended Securities

Effective January 6, 2017, The American Funds Insurance Series funds listed in the table below established and designated Class 1A Shares.  The terms of the Class 1A Shares for each of the funds in the series are described in the post-effective amendment to the series’ registration statement on Form N-1A, filed with the Securities and Exchange Commission on or about December 23, 2016.

Fund Name

Corporate Bond Fund

Global Growth Fund

Global Small Capitalization Fund

Growth Fund

International Fund

New World Fund

Blue Chip Income and Growth Fund

Global Growth and Income Fund

Growth-Income Fund

International Growth and Income Fund

Capital Income Builder

Asset Allocation Fund

Global Balanced Fund

Bond Fund

Global Bond Fund

High-Income Bond Fund

Mortgage Fund

Ultra-Short Bond Fund

U.S. Government/AAA-Rated Securities Fund

Portfolio Series - American Funds Growth and Income Portfolio

Portfolio Series - American Funds Global Growth Portfolio